Exhibit 10.1

Cash America International, Inc.
Summary of Terms and Conditions of
2014 Short-Term Incentive Plan
for Executive Officers

At its regularly scheduled meeting that was held on January 21, 2014, the Management Development and Compensation Committee (the “Committee”) of Cash America International, Inc. (the “Company”) approved the terms and conditions of the short term incentive (“STI”) compensation plan for executive officers of the Company for 2014 (the “2014 STI Plan”), which is a cash-based incentive plan that will be administered by the Committee under the Company’s Annual Short-Term Incentive Plan. The 2014 STI Plan consists of two components that are used to determine whether payments will be made under the plan (each an “STI Component”) that are based on (i) 2014 earnings before taxes, adjusted for certain items, of the Company on a consolidated basis (the “EBT Component”) and (ii) 2014 earnings before interest, taxes, depreciation and amortization, adjusted for certain items, of the E-Commerce Division of the Company (the “E‑Commerce Division Component”). The following table shows the target 2014 STI award as a percentage of base salary and the portion of that potential award that is tied to an STI Component for each executive officer:

Name	Target Award as a Percentage of Base Salary	Portion of 2014 Target Award tied to EBT Component	Portion of 2014 Target Award tied to E-Commerce Division Component
Daniel R. Feehan, President and Chief Executive Officer	100%	100%	—
Thomas A Bessant, Jr., Executive Vice President and Chief Financial Officer	70%	100%	—
David A. Fisher Chief Executive Officer – E-Commerce Division	75%	—	100%
J. Curtis Linscott, Executive Vice President, General Counsel & Secretary	70%	100%	—
Under the terms of the 2014 STI Plan, potential STI awards will begin to accrue under each STI Component based on a formula set forth in the plan once the Company exceeds a certain earnings threshold established for that STI Component. If the Company achieves a certain earnings target for the applicable STI Component, then the executive officer is eligible to receive a cash payment equal to the target STI award. If the Company exceeds the applicable earnings target, the executive officer is eligible to receive a cash payment in excess of the target STI award up to a maximum amount that is two times the target STI award. No executive officer is guaranteed a payment under the 2014 STI Plan, and the Committee has discretion with respect to the payment of awards at the end of the year. The 2014 STI Plan also contains a “clawback” provision that allows the Company to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the Company’s financial results.